Exhibit (k)(1)
[Merrill Lynch Life Insurance Company Letterhead]
April 29, 2008
Merrill Lynch Life Insurance Company
4333 Edgewood Road N.E.
Cedar Rapids, Iowa 52499-0001
Dear Sir/Madam:
With reference to Post-Effective Amendment No. 20 to the Registration Statement on Form N-6 (the “Amendment”) by Merrill Lynch Life Insurance Company and Merrill Lynch Life Variable Life Separate Account II to be filed with the Securities and Exchange Commission covering individual variable life insurance policies, I have consulted with outside counsel and examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination and consultation, it is my opinion that:
1)	Merrill Lynch Life Insurance Company is duly organized and validly existing under the laws of the State of Arkansas and has been duly authorized to issue individual variable life insurance policies by the Department of Insurance of the State of Arkansas.
2)	Merrill Lynch Life Variable Life Separate Account II is a duly authorized and existing separate account established pursuant to Arkansas law.
3)	The individual variable life insurance policies have been duly authorized by Merrill Lynch Life Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by the Amendment, will constitute legal, validly issued and binding obligations of Merrill Lynch Life Insurance Company.
I hereby consent to the filing of this opinion as an exhibit to the Amendment.
Very truly yours,
Merrill Lynch Life Insurance Company
     /s/ Arthur D. Woods
Arthur D. Woods
Senior Counsel